Exhibit 99.1

Praxair to Report Venezuela Results at SICAD II Exchange Rate

DANBURY, Conn.--(BUSINESS WIRE)--January 16, 2015--Praxair, Inc. (NYSE:PX) announced that it will no longer use the Venezuelan government’s official exchange rate of 6.3 bolivars per U.S. dollar to translate the financial statements of its Venezuelan business. Effective December 31, 2014, the Company has adopted the Venezuelan government’s SICAD II currency exchange system rate of approximately 50 bolivars per U.S. dollar.

As a result of the change, Praxair expects to record in its fourth-quarter 2014 results a charge of about $131 million (before and after tax) or $0.45 per diluted share. This charge includes remeasurement of monetary assets and liabilities to the SICAD II rate and related fixed asset impairments and inventory adjustments. The Company’s fourth-quarter and full-year 2014 results will include a non-GAAP adjustment to exclude this charge for comparative purposes.

Praxair estimates that the currency devaluation to the SICAD II rate will reduce the Company’s full-year 2015 revenues by approximately $100 million and diluted earnings per share by about $0.07 as compared to 2014.

About Praxair

Praxair, Inc., a Fortune 250 company with 2013 sales of $12 billion, is the largest industrial gases company in North and South America and one of the largest worldwide. The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Praxair products, services and technologies are making our planet more productive by bringing efficiency and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, primary metals and many others. More information about Praxair, Inc. is available at www.praxair.com.

CONTACT:
Praxair, Inc.
Media
Jason Stewart, 203-837-2448
jason_stewart@praxair.com
or
Investors
Kelcey Hoyt, 203-837-2118
kelcey_hoyt@praxair.com